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                                                                   EXHIBIT 99.1

HCA                                                                      NEWS
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                                                          FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                                MEDIA CONTACT:
Mark Kimbrough                                                   Jeff Prescott
(615) 344-2688                                                   (615) 344-5708

                       HCA Previews Second Quarter Results

NASHVILLE, TENN. JULY 14, 2004 - HCA (NYSE: HCA) today announced that it expects its earnings results for the second quarter ended June 30, 2004 to be approximately $0.72 per diluted share. Results for the second quarter of 2004 are expected to include a positive $59 million, or $0.07 per diluted share, change in the Company's estimated professional liability insurance reserves.

The amount of the change to the estimated professional liability insurance reserves was determined based upon the annual, independent actuarial analyses, which noted favorable claim and payment trends, the adoption of tort reform and limitations on losses in certain states, benefits resulting from the Company's patient safety programs and low inflation rates. The $59 million adjustment is within the $40 million to $70 million range, which the Company had previously estimated in April 2004 in conjunction with its first quarter earnings release. The adjustment reduces other operating expenses.

The Company's provision for doubtful accounts in the second quarter is expected to approximate $661 million, or 11.3 percent of net revenues, compared to $694 million, or 11.7 percent of net revenues, in the first quarter of 2004 and $577 million, or 10.6 percent of net revenues, in the second quarter of 2003.

Charity care and uninsured discounts, which reduce reported net revenues, are expected to total $232 million in the second quarter of 2004 compared to $209 million in the same period of 2003.


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Preliminary results indicate same facility admissions increased 0.4 percent;
same facility equivalent admissions increased 1.0 percent; same facility revenues increased 6.8 percent and same facility net revenue per equivalent admission increased 5.7 percent in the second quarter of 2004. Same facility surgical volume increased 1.1 percent in the second quarter, with inpatient surgeries increasing 1.4 percent and outpatient surgeries increasing 0.9 percent.

HCA reported earnings of $0.47 per diluted share in the second quarter of 2003 that included an increase in the Company's estimated allowance for doubtful accounts of $106 million, or $0.13 per diluted share, and an asset impairment charge of $130 million, or $0.15 per diluted share.

The Company is reaffirming its previous earnings guidance for the full year 2004 within a range of $2.60-$2.70.

The Company plans to report final results for its second quarter on July 26, 2004 and will hold a conference call and web-cast to discuss the quarter at that time.

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This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations for the second quarter ended June 30, 2004, which are subject to finalization, and in future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to (i) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (ii) the ability to achieve operating and financial targets and achieve expected levels of patient volumes and control the costs of providing services, (iii) the highly competitive nature of the health care business, (iv) the efforts of insurers, health care providers and others to contain health care costs, (v) possible changes in the Medicare and Medicaid programs that may impact reimbursements to health care providers and insurers,
(vi) the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical support personnel, (vii) potential liabilities and other claims that may be asserted against the Company,
(viii) fluctuations in the market value of the Company's common stock, (ix) the impact of the Company's charity care and self-pay


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discounting policy changes, (x) changes in accounting practices, (xi) changes in general economic conditions, (xii) future divestitures which may result in charges, (xiii) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xiv) the availability and terms of capital to fund the expansion of the Company's business, (xv) changes in business strategy or development plans, (xvi) delays in receiving payments for services provided, (xvii) the possible enactment of Federal or state health care reform, (xviii) the outcome of pending and any future tax audits and litigation associated with the Company's tax positions, (xix) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xx) changes in Federal, state or local regulations affecting the health care industry, (xxi) the ability to successfully integrate the operations of Health Midwest, (xxii) the ability to develop and implement the payroll and human resources information system within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, and (xxiii) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.


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